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Exhibit 5.55

                               FIRST AMENDMENT TO
                         EXECUTIVE EMPLOYMENT AGREEMENT

          This agreement, dated as of May 1, 2004, amends the Executive Employment Agreement (the "Executive Agreement") made as of July 13, 1998, between Fluent Inc., a Delaware corporation (formerly a New Hampshire corporation), and Peter L. Christie. Except as otherwise provided, capitalized terms have the meaning given to them in the Executive Agreement.

          The parties desire to amend the Executive Agreement to extend the Employment Period, subject to the provisions for early termination of the Employment Period set forth in the Executive Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

     1.   Amendment. The parties agree that:

     (a) Paragraph 2 of the Executive Agreement shall be amended to read in its entirety as follows:

          2. TERM and COMMENCEMENT OF EMPLOYMENT. The term of employment under the Agreement shall continue through and up to July 1, 2007 (the "Term"), subject to prior termination in accordance with the terms hereof.

     (b) Paragraph 4 of the Executive Agreement shall be amended to add subparagraph 4.3 as follows:

          4.3 Without Cause or for Good Reason. For purposes of this agreement, "good reason" means the occurrence, without Executive's consent, of any of the following: (i) unless corrected within 15 days of written notice by Executive to the Company's Board of Directors of Executive's objection thereto, the assignment to the Executive of any significant duties materially inconsistent with the Executive's status as an officer of the Company or a substantial diminution in the nature of the Executive's responsibilities or Executive's status; or (ii) a reduction in the Executive's annual base salary as in effect on the date of this Agreement, except for across-the-board salary reductions similarly affecting all executives. In the event that Executive's employment is terminated by the Company without cause or by Executive for good reason, following such termination and upon execution by Executive of a general release on employment matters in favor of the Company, in form satisfactory to the Company, releasing any and all claims, including claims for payments (other than those payments which may be due under subparagraph 4.1 and 4.2) due to
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          Executive arising under or pursuant to this Agreement against the
          Company as of the termination date, the Company shall pay Executive his annual base salary (as in effect on the Termination Date until the earlier of (i) the one year anniversary of the termination date and
          (ii) July 1,2007. Each severance payment under this Agreement shall be payable in accordance with the Company's normal payroll procedures and cycles and shall be subject to withholding of applicable taxes and governmental charges in accordance with federal and state law. After payment of the severance amounts described in this subparagraph 4.3, the Company shall have no obligation to make any further severance or other payment to or on behalf of Executive except as otherwise expressly contemplated by this Agreement. Notwithstanding the foregoing, in the event that Executive shall breach any of Executive's obligations under paragraphs 5 or 6 of this Agreement, then in addition to any other rights that the Company may have under this Agreement or otherwise, the Company shall be relieved from and shall have no further obligation to pay Executive any amounts to which Executive would otherwise be entitled pursuant to this paragraph 4.

     2.   General Provisions.

     (a) Severability. Whenever possible, each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     (b) Complete Agreement. This agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The parties agree that all terms, conditions and provisions of the Executive Agreement are hereby reaffirmed and continued in full force and effect and shall remain unaffected and unchanged, except as specifically amended by this agreement.

     (c) Counterparts. This agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     (d) Governing Law. All questions concerning the constriction, validity and interpretation of this agreement will be governed by the internal law, and not the law of conflicts, of the State of New Hampshire.


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     IN WITNESS WHEREOF, the parties hereto have executed this agreement on the date first written above.

                                        FLUENT INC.


                                        /s/ John W. Mitchell
                                        ----------------------------------------
                                        By: John W. Mitchell
                                        Its: Vice President


                                        /s/ Peter L. Christie
                                        ----------------------------------------
                                        Peter L. Christie


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